Exhibit 99

Eaton Reports Record Second Quarter 2025 Results, with Strong Organic Growth, Accelerating Orders and Backlog Growth

•Second quarter earnings per share of $2.51, a second quarter record and up 1% over 2024, and record quarterly adjusted earnings per share of $2.95, up 8% over 2024

•8% organic sales growth, at the high end of guidance, and strong year-over-year backlog growth of 15% in Electrical and 16% in Aerospace

•Second quarter record segment margins of 23.9%, at the high end of guidance

•Twelve-month rolling average orders acceleration in Electrical Americas to up 2%, driven by data center momentum, with strong Aerospace order growth, up 10%

•Total book-to-bill ratio of 1.1 for the combined Electrical sector and Aerospace segment on a rolling twelve-month basis

•For full year 2025, earnings per share expected to be between $10.41 and $10.61, up 11% at the midpoint over 2024, and adjusted earnings per share expected to be between $11.97 and $12.17, up 12% at the midpoint over 2024

DUBLIN — August 5, 2025 — Intelligent power management company Eaton Corporation plc (NYSE:ETN) today announced that second quarter 2025 earnings per share were $2.51, a second quarter record and up 1% over the second quarter of 2024. Excluding charges of $0.25 per share related to intangible amortization, $0.14 per share related to acquisitions and divestitures, and $0.05 per share related to a multi-year restructuring program, adjusted earnings per share of $2.95 were a quarterly record and up 8% over the second quarter of 2024.

Sales in the quarter were $7.0 billion, a quarterly record and up 11% from the second quarter of 2024. The sales increase consisted of 8% growth in organic sales, 2% growth from acquisitions, and 1% from positive currency translation.

Segment margins were 23.9%, a second quarter record and a 20-basis point improvement over the second quarter of 2024.

Operating cash flow was $918 million and free cash flow was $716 million.

Paulo Ruiz, Eaton chief executive officer, said, “I’m proud to share Eaton’s strong second quarter results, reflecting our team’s commitment to leading and executing on our strategy to become the world’s premier power management company. We see sustained demand in the acceleration of orders and increase in our backlog, powering our organic growth. We continue this momentum by investing for growth in technology, acquisitions and partnerships in fast-growing, high-margin markets. We are confident in our strategy and remain well positioned to capitalize on megatrends including digitalization, electrification, reindustrialization and increased defense spending.”

Guidance

For the full year 2025, the company anticipates:
•Organic growth of 8.5-9.5%
•Segment margins of 24.1-24.5%
•Earnings per share between $10.41 and $10.61, up 11% at the midpoint over the prior year
•Adjusted earnings per share between $11.97 and $12.17, up 12% at the midpoint over the prior year

For the third quarter of 2025, the company anticipates:
•Organic growth of 8-9%
•Segment margins of 24.1-24.5%
•Earnings per share between $2.58 and $2.64
•Adjusted earnings per share between $3.01 and $3.07

Business Segment Results

Sales for the Electrical Americas segment were a record $3.4 billion, up 16% from the second quarter of 2024. The sales increase consisted of 12% growth in organic sales and 5% growth from acquisitions, which was partially offset by 1% from negative currency translation. Operating profits were a record $987 million, up 15% over the second quarter of 2024, and operating margins in the quarter were 29.5%.

The twelve-month rolling average of orders in the second quarter was up 2% organically. Backlog at the end of June remained strong and was up 17% over June 2024.

Sales for the Electrical Global segment were a quarterly record $1.8 billion, up 9% from the second quarter of 2024. Organic sales were up 7%, and positive currency translation added 2%. Operating profits were a quarterly record $353 million, up 16% over the second quarter of 2024. Operating margins of 20.1% were a second quarter record, up 110 basis points over the second quarter of 2024.

The twelve-month rolling average of orders in the second quarter was down 1% organically. Backlog at the end of June was up 1% over June 2024.

On a rolling twelve-month basis, the book-to-bill ratio for the Electrical businesses remained greater than 1.0.

Aerospace segment sales were a record $1.1 billion, up 13% from the second quarter of 2024. Organic sales were up 11%, and positive currency translation added 2%. Operating profits were a quarterly record $240 million, up 17% over the second quarter of 2024. Operating margins in the quarter were 22.2%, up 70 basis points over the second quarter of 2024.

The twelve-month rolling average of orders in the second quarter was up 10% organically. The backlog at the end of June was up 16% over June 2024. On a rolling twelve-month basis, the book-to-bill ratio for the Aerospace segment remained strong at 1.1.

The Vehicle segment posted sales of $663 million, down 8% from the second quarter of 2024, driven entirely by organic sales decline. Operating profits were $113 million and operating margins in the quarter were 17.0%.

eMobility segment sales were $182 million, down 4% from the second quarter of 2024. Organic sales declined 7%, which was partially offset by 3% from positive currency translation. The segment recorded an operating loss of $10 million.

Eaton is an intelligent power management company dedicated to protecting the environment and improving the quality of life for people everywhere. We make products for the data center, utility, industrial, commercial, machine building, residential, aerospace and mobility markets. We are guided by our commitment to do business right, to operate sustainably and to help our customers manage power ─ today and well into the future. By capitalizing on the global growth trends of electrification and digitalization, we’re helping to solve the world’s most urgent power management challenges and building a more sustainable society for people today and generations to come.

Founded in 1911, Eaton has continuously evolved to meet the changing and expanding needs of our stakeholders. With revenues of nearly $25 billion in 2024, the company serves customers in more than 160 countries. For more information, visit www.eaton.com. Follow us on LinkedIn.

Notice of conference call: Eaton’s conference call to discuss its second quarter results is available to all interested parties today as a live audio webcast at 11 a.m. United States Eastern time via a link on Eaton’s home page. This news release can be accessed under its headline on the home page. Also available on the website before the call will be a presentation on second quarter results, which will be covered during the call.

This news release contains forward-looking statements concerning third quarter and full year 2025 earnings per share, adjusted earnings per share, organic growth and segment margins; anticipated capital deployment; as well as anticipated multi-year restructuring program charges and savings. These statements should be used with caution and are subject to various risks and uncertainties, many of which are outside the company’s control. The following factors could cause actual results to differ materially from those in the forward-looking statements: a global pandemic; geopolitical tensions or war, unanticipated changes in the markets for the company’s business segments; unanticipated downturns in business relationships with customers or their purchases from us; competitive pressures on sales and pricing; supply chain disruptions, unanticipated changes in the cost of material, labor, and other production costs, or unexpected costs that cannot be recouped in product pricing; the introduction of competing technologies; unexpected technical or marketing difficulties; unexpected claims, charges, litigation or dispute resolutions; strikes or other labor unrest at Eaton or at our customers or suppliers; natural disasters; the performance of recent acquisitions; unanticipated difficulties completing or integrating acquisitions; new laws and governmental regulations; interest rate changes; changes in tax laws or tax regulations; stock market and currency fluctuations; and unanticipated deterioration of economic and financial conditions in the United States and around the world. We do not assume any obligation to update these forward-looking statements.

Financial Results

The company’s comparative financial results for the three months ended June 30, 2025, are available on the company’s website, www.eaton.com.

EATON CORPORATION plc
CONSOLIDATED STATEMENTS OF INCOME

	Three months ended June 30		Six months ended June 30

(In millions except for per share data)	2025	2024	2025	2024
Net sales	$7,028	$6,350	$13,404	$12,293

Cost of products sold	4,431	3,940	8,361	7,665
Selling and administrative expense	1,149	1,021	2,197	2,046
Research and development expense	192	196	390	385
Interest expense - net	71	29	103	59
Other income - net	(1)	(32)	(10)	(58)
Income before income taxes	1,186	1,195	2,363	2,195
Income tax expense	203	201	415	379
Net income	982	994	1,947	1,816
Less net income for noncontrolling interests	(1)	(1)	(2)	(2)
Net income attributable to Eaton ordinary shareholders	$982	$993	$1,945	$1,814

Net income per share attributable to Eaton ordinary shareholders
Diluted	$2.51	$2.48	$4.96	$4.52
Basic	2.52	2.49	4.97	4.54

Weighted-average number of ordinary shares outstanding
Diluted	391.4	401.0	392.5	401.5
Basic	390.3	399.2	391.2	399.6

Reconciliation of net income attributable to Eaton ordinary shareholders to adjusted earnings
Net income attributable to Eaton ordinary shareholders	$982	$993	$1,945	$1,814
Excluding acquisition and divestiture charges, after-tax	54	8	61	20
Excluding restructuring program charges, after-tax	18	12	33	61
Excluding intangible asset amortization expense, after-tax	101	83	185	167
Adjusted earnings	$1,155	$1,096	$2,225	$2,062

Net income per share attributable to Eaton ordinary shareholders - diluted	$2.51	$2.48	$4.96	$4.52
Excluding per share impact of acquisition and divestiture charges, after-tax	0.14	0.02	0.16	0.05
Excluding per share impact of restructuring program charges, after-tax	0.05	0.03	0.08	0.15
Excluding per share impact of intangible asset amortization expense, after-tax	0.25	0.20	0.47	0.42
Adjusted earnings per ordinary share	$2.95	$2.73	$5.67	$5.14
See accompanying notes.

EATON CORPORATION plc
BUSINESS SEGMENT INFORMATION

	Three months ended June 30		Six months ended June 30

(In millions)	2025	2024	2025	2024
Net sales
Electrical Americas	$3,350	$2,877	$6,360	$5,567
Electrical Global	1,753	1,606	3,362	3,105
Aerospace	1,080	955	2,059	1,826
Vehicle	663	723	1,280	1,447
eMobility	182	189	343	348
Total net sales	$7,028	$6,350	$13,404	$12,293

Segment operating profit (loss)
Electrical Americas	$987	$859	$1,891	$1,644
Electrical Global	353	305	653	578
Aerospace	240	206	466	407
Vehicle	113	130	209	246
eMobility	(10)	2	(15)	(2)
Total segment operating profit	1,682	1,502	3,204	2,873

Corporate
Intangible asset amortization expense	(129)	(106)	(235)	(212)
Interest expense - net	(71)	(29)	(103)	(59)
Pension and other postretirement benefits income	5	9	10	20
Restructuring program charges	(24)	(15)	(42)	(78)
Other expense - net	(277)	(166)	(471)	(349)
Income before income taxes	1,186	1,195	2,363	2,195
Income tax expense	203	201	415	379
Net income	982	994	1,947	1,816
Less net income for noncontrolling interests	(1)	(1)	(2)	(2)
Net income attributable to Eaton ordinary shareholders	$982	$993	$1,945	$1,814
See accompanying notes.

EATON CORPORATION plc
CONDENSED CONSOLIDATED BALANCE SHEETS

(In millions)	June 30, 2025	December 31, 2024
Assets
Current assets
Cash	$398	$555
Short-term investments	186	1,525
Accounts receivable - net	5,486	4,619
Inventory	4,581	4,227
Prepaid expenses and other current assets	1,246	874
Total current assets	11,897	11,801

Property, plant and equipment	4,032	3,729

Other noncurrent assets
Goodwill	15,790	14,713
Other intangible assets	5,227	4,658
Operating lease assets	709	806
Deferred income taxes	621	609
Other assets	2,230	2,066
Total assets	$40,507	$38,381

Liabilities and shareholders’ equity
Current liabilities
Short-term debt	$1,111	$—
Current portion of long-term debt	1,134	674
Accounts payable	3,762	3,678
Accrued compensation	529	670
Other current liabilities	3,058	2,835
Total current liabilities	9,594	7,857

Noncurrent liabilities
Long-term debt	8,751	8,478
Pension liabilities	758	741
Other postretirement benefits liabilities	161	164
Operating lease liabilities	587	669
Deferred income taxes	280	275
Other noncurrent liabilities	1,728	1,667
Total noncurrent liabilities	12,265	11,994

Shareholders’ equity
Eaton shareholders’ equity	18,606	18,488
Noncontrolling interests	41	43
Total equity	18,647	18,531
Total liabilities and equity	$40,507	$38,381

See accompanying notes.

EATON CORPORATION plc
NOTES TO THE SECOND QUARTER 2025 EARNINGS RELEASE
Amounts are in millions of dollars unless indicated otherwise (per share data assume dilution). Columns and rows may not add and the sum of components may not equal total amounts reported due to rounding.

Note 1. NON-GAAP FINANCIAL INFORMATION
This earnings release includes certain non-GAAP financial measures. These financial measures include adjusted earnings, adjusted earnings per ordinary share, and free cash flow, each of which differs from the most directly comparable measure calculated in accordance with generally accepted accounting principles (GAAP). A reconciliation of each of these financial measures to the most directly comparable GAAP measure is included in this earnings release. Management believes that these financial measures are useful to investors because they provide additional meaningful financial information that should be considered when assessing our business performance and trends, and they allow investors to more easily compare Eaton Corporation plc's (Eaton or the Company) financial performance period to period. Management uses this information in monitoring and evaluating the on-going performance of Eaton and each business segment.
The Company's third quarter and full year net income per ordinary share and adjusted earnings per ordinary share guidance for 2025 is as follows:

	Three months ended September 30, 2025	Year ended December 31, 2025
Net income per share attributable to Eaton ordinary shareholders - diluted	$2.58 - $2.64	$10.41 - $10.61
Excluding per share impact of acquisition and divestiture charges, after tax	0.06	0.26
Excluding per share impact of restructuring program charges, after tax	0.11	0.31
Excluding per share impact of intangible asset amortization expense, after tax	0.26	0.99
Adjusted earnings per ordinary share	$3.01 - $3.07	$11.97 - $12.17
A reconciliation of net income attributable to Eaton ordinary shareholders per share to adjusted earnings per ordinary share is as follows:

Year ended December 31, 2024
Net income per share attributable to Eaton ordinary shareholders - diluted	$9.50
Excluding per share impact of acquisition and divestiture charges, after tax	0.06
Excluding per share impact of restructuring program charges, after tax	0.40
Excluding per share impact of intangible asset amortization expense, after tax	0.84
Adjusted earnings per ordinary share	$10.80
A reconciliation of operating cash flow to free cash flow is as follows:

(In millions)	Three months ended June 30, 2025
Operating cash flow	$918
Capital expenditures for property, plant and equipment	(202)
Free cash flow	$716

Note 2. ACQUISITIONS OF BUSINESSES
Acquisition of Exertherm
On May 20, 2024, Eaton acquired Exertherm, a U.K.-based provider of thermal monitoring solutions for electrical equipment. Exertherm is reported within the Electrical Americas business segment.
Acquisition of a 49% stake in NordicEPOD AS
On May 31, 2024, Eaton acquired a 49 percent stake in NordicEPOD AS, which designs and assembles standardized power modules for data centers in the Nordic region. Eaton accounts for this investment on the equity method of accounting and it is reported within the Electrical Global business segment.
Acquisition of Fibrebond Corporation
On April 1, 2025, Eaton acquired Fibrebond Corporation (Fibrebond) for $1.45 billion, net of cash acquired. Fibrebond is a U.S. based designer and builder of pre-integrated modular power enclosures for data center, industrial, utility and communications customers. Fibrebond had sales of approximately $378 million for the twelve months ended February 28, 2025, and is reported within the Electrical Americas business segment.
As part of the acquisition, Eaton assumed $240 million of employee transaction and retention awards. Awards vest in six equal annual installments starting in the second quarter of 2025, subject to continued employment with Eaton. Forfeited employee awards are paid to former Fibrebond shareholders annually. Eaton recognizes compensation expense for the awards over the requisite service period and any employee forfeitures owed to former Fibrebond shareholders are expensed immediately in Other income - net. During the second quarter of 2025, compensation expense of $34 million, $11 million and $2 million were included in Costs of products sold, Selling and administrative expense, and Other income - net, respectively.
Agreement to Acquire Ultra PCS Limited
On June 16, 2025, Eaton signed an agreement to acquire Ultra PCS Limited (Ultra PCS), which is headquartered in the United Kingdom with operations in the U.K. and the United States. Ultra PCS produces electronic controls, sensing, stores ejection and data processing solutions, enabling mission success for global aerospace customers in the air and on the ground. Under the terms of the agreement, Eaton will pay $1.55 billion for Ultra PCS. The transaction is subject to customary closing conditions and regulatory approvals and is expected to close in the first half of 2026. Ultra PCS will be reported within the Aerospace business segment.
Agreement to Acquire Resilient Power Systems Inc.
On July 11, 2025, Eaton signed an agreement to acquire Resilient Power Systems Inc., a leading North American developer and manufacturer of innovative energy solutions, including solid-state transformer-based technology. Under the terms of the agreement, Eaton will pay $55 million of cash at closing and contingent future consideration and other payments that could reach $95 million based on 2025 through 2028 revenue performance, achievement of technology-based milestones, and in certain cases subject to management's continued employment with Eaton. The transaction is subject to customary closing conditions and is expected to close in the third quarter of 2025. Resilient Power Systems Inc. will be reported within the Electrical Americas business segment.

Note 3. ACQUISITION AND DIVESTITURE CHARGES
Eaton incurs integration charges and transaction costs to acquire and integrate businesses, and transaction, separation and other costs to divest and exit businesses. Eaton also recognizes gains and losses on the sale of businesses. A summary of these Corporate items is as follows:

	Three months ended June 30		Six months ended June 30
(In millions except for per share data)	2025	2024	2025	2024
Acquisition integration, divestiture charges and transaction costs	$70	$10	$80	$27
Income tax benefit	16	3	19	7
Total after income taxes	$54	$8	$61	$20
Per ordinary share - diluted	$0.14	$0.02	$0.16	$0.05
Acquisition integration, divestiture charges and transaction costs in 2025 are primarily related to the acquisitions of Fibrebond and Exertherm, transactions completed prior to 2023, and other charges to acquire and exit businesses. Costs in 2025 include $47 million of employee transaction and retention award compensation expense related to the acquisition of Fibrebond. Acquisition integration, divestiture charges and transaction costs in 2024 are primarily related to acquisitions completed prior to 2023, and include other charges and income to acquire and exit businesses. These charges were included in Cost of products sold, Selling and administrative expense, Research and development expense, or Other income - net. In Business Segment Information, the charges were included in Other expense - net.

Note 4. RESTRUCTURING CHARGES
During the first quarter of 2024, Eaton implemented a multi-year restructuring program to accelerate opportunities to optimize its operations and global support structure. These actions will better align the Company's functions to support anticipated growth and drive greater effectiveness throughout the Company. Since the inception of the program, the Company has incurred charges of $244 million. This restructuring program is expected to be completed in 2026 and is expected to incur additional expenses related to workforce reductions of $164 million and plant closing and other costs of $67 million, resulting in total estimated charges of $475 million for the entire program. The Company expects mature year benefits of $375 million when the multi-year program is fully implemented.
A summary of restructuring program charges is as follows:

	Three months ended June 30		Six months ended June 30
(In millions except for per share data)	2025	2024	2025	2024
Workforce reductions	$7	$9	$19	$68
Plant closing and other	17	7	23	11
Total before income taxes	24	15	42	78
Income tax benefit	5	3	9	18
Total after income taxes	$18	$12	$33	$61
Per ordinary share - diluted	$0.05	$0.03	$0.08	$0.15
Restructuring program charges related to the following segments:

	Three months ended June 30		Six months ended June 30
(In millions)	2025	2024	2025	2024
Electrical Americas	$9	$1	$10	$8
Electrical Global	5	4	19	27
Aerospace	—	—	—	8
Vehicle	2	4	4	27
eMobility	2	—	2	—
Corporate	6	7	7	7
Total	$24	$15	$42	$78
These restructuring program charges were included in Cost of products sold, Selling and administrative expense, Research and development expense, or Other income - net, as appropriate. In Business Segment Information, these restructuring program charges are treated as Corporate items.

Note 5. INTANGIBLE ASSET AMORTIZATION EXPENSE
Intangible asset amortization expense is as follows:

	Three months ended June 30		Six months ended June 30
(In millions except for per share data)	2025	2024	2025	2024
Intangible asset amortization expense	$129	$106	$235	$212
Income tax benefit	28	23	50	45
Total after income taxes	$101	$83	$185	$167
Per ordinary share - diluted	$0.25	$0.20	$0.47	$0.42

Contacts

Eaton Corporation plc
Jennifer Tolhurst
Media Relations
+1 (440) 523-4006
jennifertolhurst@eaton.com

Yan Jin
Investor Relations
+1 (440) 523-7558